UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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  Check the appropriate box:
☐	Preliminary proxy statement

☐	Confidential, for Use of the Commission Only(as permitted by Rule 14a-6(e)(2))

☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting Materials pursuant to Rule 14a-11(c) or Rule 14a-12

AGFEED INDUSTRIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

Dear Shareholders,

On behalf of the board of directors of AgFeed Industries, I cordially invite you to attend the 2009 annual meeting of shareholders to be held the offices of Buchanan Ingersoll & Rooney PC, located at Two Liberty Place, 50 S. 16th Street, Suite 3200, Philadelphia, PA 19102, on June 11, 2009 at 10:00 a.m. Eastern Daylight Time.

At the annual meeting, you will be asked to vote to elect five directors to serve until the 2010 annual meeting of shareholders and to approve the issuance of securities pursuant to a Securities Purchase Agreement (the "Purchase Agreement") we entered into with several institutional investors in December 2008.

Under the terms of the Purchase Agreement, on December 31, 2008, we sold our common stock and warrants to purchase our common stock to the investors for gross proceeds of approximately $8.75 million in a registered securities offering. We issued an aggregate of 5,000,006 shares of our common stock and warrants to purchase up to 3,500,004 shares of our common stock at an exercise price of $2.50 per share (subject to certain anti-dilution protections set forth therein). The issuance of the shares and the warrants and the other actions contemplated by the Purchase Agreement are collectively referred to as the "December 2008 Financing."

Following the December 2008 Financing, Nasdaq — the market on which our shares are listed — determined that we were non-compliant with Nasdaq Marketplace Rule 5635(d)(2) that requires shareholder approval for the issuance of securities representing 20% or more of a listed company's outstanding securities for a price less than the greater of market price or book value in a transaction which is not a public offering.  Nasdaq's staff  conditioned the continued listing of our common stock on the Nasdaq Global Market with our regaining compliance with Rule 5635(d)(2) by obtaining shareholder approval of the December 2008 Financing. Proposal Two included in the attached proxy statement describes this important financing, and the Nasdaq requirements, in detail.

IF SHAREHOLDERS DO NOT APPROVE THE DECEMBER 2008 FINANCING, OUR SHARES MAY BE DELISTED FROM THE NASDAQ GLOBAL MARKET. THIS WOULD RESULT IN A LESS LIQUID TRADING MARKET FOR OUR SECURITIES AND COULD ADVERSELY AFFECT OUR FUTURE EFFORTS TO RAISE ADDITIONAL CAPITAL.

Your vote is important, regardless of the number of shares you own and regardless of whether you plan to attend the annual meeting. We encourage you to read the proxy materials carefully and to vote by proxy as promptly as possible.

You may vote by mail or by Internet in advance of the meeting.  This will not prevent you from voting in person, but it will assure that your vote will be counted if you are unable to attend the annual meeting. If you do decide to attend the annual meeting and feel for whatever reason that you want to change your vote at that time, you will be able to do so.

Thank you for your cooperation and your support and interest in AgFeed Industries, Inc.

Songyan Li	Junhong Xiong
Chairman	Chief Executive Officer

AGFEED INDUSTRIES, INC.
Suite A1001-1002, Tower 16
Hengmao International Center
Nanchang, Jiangxi Province, China 330003

NOTICE OF ANNUAL MEETING

to be held on June 11, 2009

The 2009 annual meeting of shareholders of AgFeed Industries, Inc., a Nevada corporation, will be held at the offices of Buchanan, Ingersoll & Rooney PC, located at Two Liberty Place, 50 S. 16th Street, Suite 3200, Philadelphia, PA 19102, on June 11, 2009 at 10:00 a.m. Eastern Daylight Time, and at any adjournments thereof, for the following purposes:

1.	To elect our board of directors to serve until our 2010 annual meeting of shareholders, or such later time as their successors may be elected and are qualified;

2.
To approve the sale and issuance, in a registered offering to certain institutional investors in December 2008, of 5,000,006 shares of our common stock and warrants to acquire 3,500,004 shares of our common stock for aggregate gross proceeds of $8.75 million, not including the proceeds we may receive from any exercise of the warrants; and

3.	To transact such other business as may properly come before the meeting.

A proxy statement describing the matters to be considered at the annual meeting is attached to this notice. Only shareholders of record of at the close of business on April 15, 2009 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.

We hope that you will be able to attend the meeting. Whether or not you plan to be present at the meeting, we urge you to vote your shares promptly. You can vote your shares in advance of the meeting in three ways:

•	via the Internet at the website indicated on your proxy card;

•	via telephone by calling the toll free number on your proxy card; or

•	by returning the enclosed proxy card.

By Order Of The Board Of Directors

Feng Zhou
Vice President and Secretary

Nanchang, China
May 4, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 11, 2009

AgFeed's notice of annual meeting, proxy statement, proxy card and the annual report on Form 10-K for the year ended December 31, 2008 are also available to you on the Internet at www.agfeedinc.com/annualmeeting.

AGFEED INDUSTRIES, INC.
Suite A1001-1002, Tower 16
Hengmao International Center
Nanchang, Jiangxi Province, China 330003

PROXY STATEMENT

2009 Annual Meeting of Shareholders

June 11, 2009

The board of directors of AgFeed Industries, Inc. is soliciting proxies for use at the annual meeting of shareholders to be held at the offices of Buchanan, Ingersoll & Rooney PC, located at Two Liberty Place, 50 S. 16th Street, Suite 3200, Philadelphia, PA 19102, on June 11, 2009 at 10:00 a.m. Eastern Daylight Time, and at any adjournments thereof.  Distribution to shareholders of the attached notice of annual meeting, this proxy statement, the enclosed proxy card, and our annual report on Form 10-K for 2008 (which is not part of the proxy soliciting materials) is scheduled to begin on or about May 4, 2009 to each shareholder of record at the close of business on April 15, 2009, the "record date" set for this meeting.

Frequently Asked Questions About the Annual Meeting and Proxy Voting

Questions About the Meeting

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by our board of directors of proxies to be voted at our 2009 annual meeting of shareholders and at any adjournment or postponement.

You are invited to attend the annual meeting. It takes place on June 11, 2009, beginning at 10:00 a.m., Eastern Daylight Time, at the offices of Buchanan, Ingersoll & Rooney PC, located at Two Liberty Place, 50 S. 16th Street, Suite 3200, Philadelphia, PA.  See the inside back cover of this proxy statement for directions.

Shareholders will be admitted to the annual meeting beginning at 9:30 a.m., Eastern Daylight Time.

Do I need to present identification to attend the annual meeting?

Yes.  You will need to present valid personal identification (i.e., a current driver's license or valid passport) and proof of stock ownership to be admitted to Two Liberty Place to attend the annual meeting. If you plan to attend the annual meeting, please vote your proxy but bring the notice of annual meeting attached to this proxy statement or a bank or brokerage account statement showing your AgFeed stock ownership with you to the annual meeting.

Questions About the Proposals

What will be voted on at the annual meeting?

We are aware of two items to be voted on by shareholders at the annual meeting:

•    Election of directors (Proposal One):  To elect five directors to the AgFeed board of directors, to serve until our 2010 annual meeting of shareholders, or such later time as their successors may be elected and are qualified; and

•
Approval of December 2008 Financing (Proposal Two):   To approve the sale and issuance, in a registered offering to certain institutional investors in December 2008, of 5,000,006 shares of our common stock and warrants to acquire 3,500,004 shares of our common stock for aggregate gross proceeds of $8.75 million, not including the proceeds we may receive from any exercise of the warrants (the "December 2008 Financing").

Does AgFeed have a recommendation on voting?

Yes. The board of directors recommends that you vote “FOR” each of the proposals set forth in this proxy statement.

Questions About Proposal One

Who are the nominees for election to the board of directors?

The nominating and corporate governance committee has recommended, and the board of directors has nominated, the following individuals to be elected to serve as a director of AgFeed:

Songyan Li
Fredric W. Rittereiser
Arnold Staloff
Junhong Xiong
Lixiang Zhang

Each of the nominees is a current member of AgFeed's board of directors.

What is the term of each director's service on the board?

Our charter documents require our entire board of directors to be elected annually. Therefore, the terms of directors elected at this annual meeting expire at the 2010 annual meeting or as soon thereafter as their successors are duly elected and qualified.

Questions About Proposal Two

What is the December 2008 Financing?

We entered into a Securities Purchase Agreement dated as of December 28, 2008 (the “Purchase Agreement”) with four institutional investors (collectively, the “Investors”) in connection with a registered offering of securities providing for the issuance of 5,000,006 units (the "Units"), each consisting of one share of our common stock and a warrant to purchase seven-tenths of one share of our common stock for aggregate gross proceeds of $8,750,010.25, or $1.75 per Unit.  Pursuant to the terms of the Purchase Agreement, we issued an aggregate of 5,000,006 shares of our common stock and warrants to purchase up to 3,500,004 shares of our common stock at an exercise price of $2.50 per share (subject to certain anti-dilution protections set forth therein).

Why am I being asked to vote on the December 2008 Financing?

While the shares of common stock and warrants we sold to the investors in the December 2008 Financing were validly issued under Nevada law, they resulted in the issuance of stock and warrants representing more than 20% of our then outstanding common stock for an effective price less than the book value of our common stock.  Nasdaq Marketplace Rule 5635(d)(2) requires shareholder approval for such issuances in a transaction which is not a public offering.

Following the December 2008 Financing, Nasdaq's staff determined that we were non-compliant with Marketplace Rule 5635(d)(2) and conditioned the continued listing of our common stock on the Nasdaq Global Market with our regaining compliance with this rule by June 12, 2009.  As a result, we are now seeking required shareholder approval of the issuance of common stock and warrants in the December 2008 Financing.  This is set forth in greater detail in Proposal Two, beginning on page 24 of this document.

If we do not obtain shareholder approval for the December 2008 Financing, the shares and warrants will remain outstanding, but Nasdaq's staff has indicated that it will send us written notice that our securities will be delisted, subject to our right to appeal the staff's determination. This may result in the delisting of our shares from the Nasdaq Global Market.  If we do obtain shareholder approval for the December 2008 Financing, we will remain listed on the Nasdaq Global Market.

Why did AgFeed undertake the December 2008 Financing?

In the latter part of 2008, we developed a strategic plan providing for investment to: (i) develop and implement advanced management and process systems; (ii) implement a science-based set of genetic programs to increase throughput and birthing rates; and (iii) expand our marketing activities for our premix business products through the "BEST" brand label.

We concluded that these investment activities would require additional external funding. Taking into account the trading price of our common stock, the general state of the capital markets at the end of 2008 and our limited access to a variety of capital sources, we determined that a registered offering of shares of our common stock and warrants under our existing "shelf" registration statement to institutional investors was the best means to obtain this external funding. We also believed that the terms and conditions of the December 2008 Financing were fair and reasonable and that the contemplated transaction could be consummated in a timely manner. We therefore determined to pursue the December 2008 Financing. The board of directors authorized the issuance of the Units and, upon satisfaction of conditions to closing, the December 2008 Financing was consummated on December 31, 2008.

What if Proposal Two is not approved?

If we do not obtain shareholder approval for the December 2008 Financing, the shares and warrants will remain outstanding, but Nasdaq's staff has indicated that it will send us written notice that our securities will be delisted, subject to our right to appeal the staff's determination. This may result in the delisting of our shares from the Nasdaq Global Market.   In the event our common stock is delisted from the Nasdaq Global Market, our shares may be eligible to trade on the over-the-counter market. However, delisting would result in a less liquid market for our securities and could make it more difficult to raise money in future financings.

Questions About Voting

Who is entitled to vote at the annual meeting?

Holders of record of our common stock at the close of business on April 15, 2009 are eligible to vote at the annual meeting. On the record date, there were 37,933,141 shares of our common stock outstanding.

What shares can I vote?

•
With respect to Proposal One, you may vote all shares of our common stock owned by you as of April 15, 2009. This includes all shares you hold directly as the record holder and all shares you hold indirectly as the beneficial owner.

•
With respect to Proposal Two, you may vote all shares of our common stock owned by you as of April 15, 2009, unless you were one of the investors in our December 2008 Financing.  If you were an investor in our December 2008 Financing, you will not be entitled to vote any of the shares you purchased in that financing on Proposal Two.

What is the difference between record ownership and beneficial ownership?

Most shareholders own their shares through a stockbroker or other nominee rather than directly in their own names. There are some differences in how to vote, depending on how you hold your shares.

You are the record owner of shares if those shares are registered directly in your name with our transfer agent. If you are a record owner, these proxy materials are being sent to you directly from our transfer agent, StockTrans, Inc.

You are the beneficial owner of shares if you hold those shares in “street name” through a broker, bank or other holder of record. If you are a beneficial owner, these proxy materials are being sent to you through your broker, bank or other holder of record, together with a voting instruction card.

How do I vote?

You may vote on all matters that come before the meeting using any of the following methods:

•	By mail

Be sure to complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a shareholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the board of directors.

•	By telephone or on the Internet

The telephone and Internet voting procedures established by AgFeed for shareholders of record are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that those instructions have been properly recorded.  Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day, and will close at 11:59 p.m. Eastern Daylight Time on June 10, 2009.

The toll-free number for telephone voting is 1-866-578-5350. Please have your proxy card handy when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you are located outside the U.S. and Canada, see your proxy card for additional instructions.

The website for Internet voting is www.votestock.com. Please have your proxy card handy when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you also can request electronic delivery of future proxy materials.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive. If you vote by telephone or on the Internet, you do not have to return your proxy card or voting instruction card.

•	In person at the annual meeting

All shareholders may vote in person at the annual meeting. You may also be represented by another person at the annual meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the annual meeting. Your vote is important. You can save us the expense of a second mailing by voting promptly.

What can I do if I change my mind after I vote my shares?

If you are a shareholder of record, you can revoke your proxy before it is exercised by:

•	written notice to our Corporate Secretary;

•	timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or

•	voting by ballot at the annual meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. You may also vote in person at the annual meeting if you obtain a legal proxy as described in the answer to the previous question.

All votes that have been properly cast and not revoked will be voted at the annual meeting.

What vote is required to approve each proposal?

•
Election of directors (Proposal One).   The five nominees for director receiving the highest number of affirmative votes cast in person or by proxy at the annual meeting will be elected. If you mark your proxy so as to withhold your vote for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee.

•	Approval of December 2008 Financing (Proposal Two). The affirmative vote of a majority of the votes cast on Proposal Two is required to approve the December 2008 Financing.

In order to have a valid shareholder vote, a shareholder quorum must exist at the annual meeting.  A quorum will exist when shareholders holding a majority of the issued and outstanding shares of our common stock are present at the meeting, either in person or by proxy.  Proxies received but marked as abstentions and “broker non-votes” will be counted as present for purposes of determining whether a quorum exists for the annual meeting.  Abstentions and broker non-votes on a proposal will not be considered votes cast on that proposal and, therefore, will not be counted for purposes of determining the outcome of a proposal.  Broker non-votes occur when brokers or nominees have not received instructions from beneficial owners or persons entitled to vote and the brokers or nominees do not have discretionary voting power under the applicable rules of the stock exchange or other self regulatory organization of which they are members.

In addition, any shares purchased in the December 2008 Financing which are voted on Proposal Two by an investor in the December 2008 Financing will not be considered as votes cast on that proposal.

How will my proxy be voted?

Shares represented by a properly executed and returned proxy will be voted at the meeting in accordance with the directions noted on the proxy card. If you sign and return the proxy card but do not make specific choices, the proxy holders named in the proxy card will vote your shares “FOR” the election of all nominees for director recommended by the board and listed on the proxy card and "FOR" Proposal Two. Junhong Xiong and Gerard Daignault, our chief executive officer and chief operating officer, respectively, have agreed to act as proxy holders.

Who counts the votes cast at the annual meeting?

Our inspector of election will tabulate votes at the annual meeting. The inspector of election’s duties include determining the number of shares represented at the meeting and entitled to vote, determining the qualification of voters, conducting and accepting the votes, and, when the voting is completed, ascertaining and reporting the number of shares voted, or withheld from voting with respect to the election of directors and voted for, against or abstaining from voting, with respect to Proposal Two.

Do I have any appraisal or dissenters' rights with respect to any of the actions to be taken at the annual meeting?

Under Nevada General Corporation Law, you will not have any appraisal rights or dissenter rights in connection with the passage of either Proposal One, Election of Directors, or Proposal Two, Approval of the December 2008 Financing. Additionally, in the event that Proposal Two is not passed and our common stock is delisted by Nasdaq, you will not have any appraisal rights or dissenter rights with respect to your shares of our common stock.

General Questions

Can I receive materials relating to annual shareholder meetings electronically?

To assist AgFeed in reducing costs related to the annual meeting, shareholders who vote via the Internet may consent to electronic delivery of mailings related to future annual shareholder meetings. We also make our proxy statements and annual reports available online and may eliminate mailing hard copies of these documents to those shareholders who consent in advance to electronic distribution. If you hold shares in your own name and you are voting via the Internet, you may consent online when you vote. If you hold shares through an intermediary, such as a bank or broker, please refer to the information provided by your bank or broker for instructions on how to consent to electronic distribution.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

The size of our board of directors has been set at five directors by action of the board of directors.  Set forth below are the names, ages (as of April 25, 2009), principal occupations, and length of service of each of the members of our board of directors.  Each of these individuals has been nominated for re-election to the board of directors.

Songyan Li , PhD	42
Dr. Li has served as our executive Chairman and as Chairman of our board of directors since December 2006 and as our Chief Technology Officer since April 2009. Dr. Li served as chairman of the boards of Nanchang Best and Shanghai Best from July 2004 to December 2006. As one of the original founders of Nanchang Best, Mr. Li served as the manager of the Technical Research and Development Department of Nanchang Best from 1995 to July 2004. Prior to that, he worked as the technical manager in Guangxi Peter Hand Premix Feed Company, a Chinese subsidiary of global animal nutrition conglomerate Provimi S.A. from 1991 to 1994. He received his Ph.D. in Animal Nutrition from Nanjing Agricultural University in 2004.

Fredric W. Rittereiser	72
Mr. Rittereiser joined our board of directors in November 2007. From October 1996 until retiring in 2002, Mr. Rittereiser served as chairman of the board and chief executive officer of Ashton Technology Group, Inc., a company that develops and commercializes online transaction systems for the financial industry.  Mr. Rittereiser has served on the board of directors of SmartHeat Inc., a manufacturer of plate heat exchanger products, since 2008.

Arnold Staloff	64
Mr. Staloff joined our board of directors in November 2007. From December 2005 to May 2007, Mr. Staloff served as chairman of the board of SFB Market Systems, Inc., a New Jersey-based company that provides technology solutions for the management and generation of options series data. From March 2003 to December 2005, Mr. Staloff was an independent consultant. From June 1990 to March 2003, Mr. Staloff served as president and chief executive officer of Bloom Staloff Corporation, an equity and options market-making firm and foreign currency options floor broker. Mr. Staloff served as a director for Lehman Brothers Derivative Products Inc. from 1994 until October 2008.  Mr. Staloff has served on the boards of directors of Shiner International, Inc., a packaging and anti-counterfeit plastic film company, since 2007 and SmartHeat Inc. since 2008.

Junhong Xiong	38
Mr. Xiong joined our board of directors in November 2006 and has served as our Chief Executive Officer and Vice Chairman since that time. Mr. Xiong has also served as chief executive officer of Nanchang Best since its founding in 1995. Prior to that, Mr. Xiong worked for Guangzhou Huashi Animal Nutritionals Company as a sales representative, sales manager, and head of marketing from 1993 to 1995. He was a technician at the Chongming Progressing Farm Company in Shanghai from 1992 to 1993. Mr. Xiong graduated from Animal Husbandry & Veterinary College in Jiangxi Agricultural University and received a Bachelors Degree in 1992.

Lixiang Zhang, PhD	42
Dr. Zhang joined our board of directors in May 2007. Dr. Zhang is a leading expert in animal nutritional science and management consulting in China. Dr. Zhang is a professor of Agricultural Management and has served as the assistant dean of the College of Agricultural Development at Renmin University of China since July 2003. In 2006, Dr. Zhang was awarded the title of Excellent Teacher by Renmin University. In 2005, he was named a Top Ten Enterprise Strategist by the Chinese government. In 2004, Dr. Zhang was named a Top Ten Best Management Consulting Expert by the Chinese Government. In 2002, he was awarded the top prize for Innovative Management Science by the Chinese Ministry of Commerce. Dr. Zhang has authored over 60 books and articles on the topics of agricultural science and management science. He has conducted management training programs for global companies including SONY, Panasonic, General Motors, Motorola, China Life Insurance, China Telecom among others. Dr. Zhang received a PhD in Management Science from Renmin University in 2003.

Composition of the Board

Our board of directors oversees our business and affairs and monitors the performance of management. Management is responsible for the day-to-day operations of our company. As of the date of this proxy statement, our board has five directors. Our board has determined that each of Messrs. Rittereiser and Staloff and Dr. Zhang are independent directors within the meaning of applicable Nasdaq Stock Market rules and the rules promulgated by the Securities and Exchange Commission ("SEC").

During 2008, the board met nine times and acted by unanimous written consent on six occasions. We had three standing committees in 2008.  Those committees consisted of an audit committee, compensation committee and nominating committee.  Each of our directors attended at least 75% of the regularly scheduled and special meetings of the board and, with the exception of Dr. Zhang, meetings of the committees on which they served that were held in 2008.  Dr. Zhang attended 63% of the audit committee meetings that were held in 2008.  We strongly encourage our board of directors to attend our annual meeting of shareholders. In 2008, all of our directors attended the annual meeting of shareholders, except Dr. Zhang, who was unable to attend due to other obligations in China.

Committees of the Board

The table below provides 2008 membership and meeting information for each of the committees.

Name	Audit		Compensation		Nominating and Corporate Governance
Songyan Li

Fredric Rittereiser	X		X		X	*

Arnold Staloff	X	*	X	*	X

Junhong Xiong

Lixiang Zhang	X		X		X

2008 Meetings	8		0		0
2008 Consents	0		2		0
* Committee Chair

Audit Committee

The audit committee is responsible for: monitoring the quality, reliability and integrity of the accounting policies and financial statements of AgFeed; overseeing our compliance with legal and regulatory requirements; reviewing the independence, qualifications and performance of our internal and external auditors; overseeing the performance of AgFeed's internal audit function and independent auditors; reviewing and monitoring the provisions of non-audit services performed by our independent auditors; and preparing a committee report as required by the SEC to be included in our annual proxy statement.  In March 2009, the Nominating and Corporate Governance Committee recommended, and our board of directors approved, the appointment of Messrs. Staloff (Chair) and Rittereiser and Dr. Zhang to serve on our audit committee for the upcoming year.  Our board of directors has made an affirmative determination that each member of the audit committee (a) is an “independent director” as that term is defined by Nasdaq Marketplace Rules and (b) satisfies Nasdaq Marketplace Rules relating to financial literacy and experience. Our board of directors has adopted a written audit committee charter, a copy of which may be viewed on the "Board and Advisors" page of the Management section of our website located at www.agfeedinc.com/html/board.asp or a printed copy may be obtained by making a written request to Feng Zhou, Corporate Secretary of AgFeed Industries, Inc., at Suite A1001-1002, Tower 16, Hengmao International Center, Nanchang, Jiangxi Province, China 330003.

Audit Committee Financial Expert

The board of directors has an audit committee, which is comprised of Dr. Zhang and Messrs. Staloff and Rittereiser. The board has examined the composition of the audit committee in light of the listing standards of the Nasdaq Stock Market and the regulations under the Securities Exchange Act of 1934 ("Exchange Act") applicable to audit committees. Based upon this examination, the board of directors has determined that each of the audit committee members is an “independent” director within the meaning of such listing standards and the Exchange Act and the rules and regulations thereunder. Mr. Staloff qualifies as an “audit committee financial expert” as that term is defined in applicable regulations of the SEC.

Compensation Committee

The compensation committee is responsible for recommending compensation arrangements for our executive officers; evaluating the performance of our chief executive officer; and administering our compensation plans. In March 2009, the Nominating and Corporate Governance Committee recommended, and our board of directors approved, the appointment of Messrs. Rittereiser (Chair) and Staloff and Dr. Zhang to serve on our compensation committee for the upcoming year.  All members of the compensation committee are independent under the standards for independence established by the applicable Nasdaq Marketplace Rules. Our board of directors has adopted a written compensation committee charter, a copy of which may be viewed on the "Board and Advisors" page of the Management section of our website located at www.agfeedinc.com/html/board.asp or a printed copy may be obtained by making a written request to Feng Zhou, Corporate Secretary of AgFeed Industries, Inc., at Suite A1001-1002, Tower 16, Hengmao International Center, Nanchang, Jiangxi Province, China 330003.

Compensation Committee Interlocks and Insider Participation

During fiscal 2008 and as of the date of this proxy statement, none of the members of the compensation committee was or is an officer or employee of AgFeed, and no executive officer of AgFeed served or serves on the compensation committee or board of any company that employed or employs any member of AgFeed's compensation committee or board of directors.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for, among other thing, assisting the board in identifying individuals qualified to become members of the board and executive officers, selecting, or recommending that the board select, director nominees for election as directors by the shareholders, developing and recommending to the board a set of effective governance policies and procedures applicable to AgFeed, and recommending to the board director nominees for each committee. In March 2009, the Nominating and Corporate Governance Committee recommended, and our board of directors approved, the appointment of Messrs. Rittereiser (Chair) and Staloff and Dr. Zhang to serve on this committee for the upcoming year.  All members of the nominating committee are independent under the standards for independence established by the applicable Nasdaq Marketplace Rules. The nominating committee acts under a written charter adopted by our board of directors (a copy of which may be viewed on the "Board and Advisors" page of the Management section of our website located at www.agfeedinc.com/html/board.asp or a printed copy may be obtained by making a written request to Feng Zhou, Corporate Secretary of AgFeed Industries, Inc., at Suite A1001-1002, Tower 16, Hengmao International Center, Nanchang, Jiangxi Province, China 330003).

Strategic Planning and Finance Committee

In March 2009, our board of directors determined that it would be advantageous to the growth of AgFeed to form a committee, consisting of members of senior management and our board of directors, to advise management on achieving and implementing its strategic plan.  The committee will report its findings and recommendations to the full board of directors. Mr. Rittereiser (Chair), Dr. Li and Messrs. Xiong, Daignault and Staloff are the current members of the strategic planning and finance committee.

Director Compensation

The following table provides information concerning the compensation of our non-executive directors for the period from January 1, 2008 through December 31, 2008.

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)(1)	Total ($)

Fredric Rittereiser	40,000		31,426	71,426
Arnold Staloff	77,000		31,426	108,426
Lixiang Zhang	14,662	(2)	—	14,662

(1)
The options awarded to Messrs. Staloff and Rittereiser on September 25, 2008 have an exercise price of $9.32 per share and vests over a three year period, with 20,000 vesting on the first anniversary of the grant date, 5,000 vesting on the second anniversary of the grant date and 5,000 vesting on the third anniversary of the grant date. The option is exercisable for five years from the date of grant. The values of the option awards are based on the amount recognized for financial statement reporting purposes in 2008 computed in accordance with FAS 123R (disregarding any estimates of forfeitures related to service-based vesting conditions). See Note 8 of the consolidated financial statements in our Annual Report on Form 10-K regarding assumptions underlying the valuation of stock option grants.

(2)	Dr. Zhang received annual base compensation in Chinese Yuan Renminbi (RMB) of RMB100,000. Based on a conversion rate of RMB1 = $0.1466 at December 31, 2008, this was approximately $14,662 for 2008.

Narrative to Director Compensation Table.

Neither of our executive chairman nor chief executive officer receives any compensation for serving on the board of directors.  For 2008, our board paid the following annual compensation to our independent directors.  Mr. Rittereiser received $40,000 in cash per year, paid in equal quarterly installments.  Mr. Staloff received $77,000 in cash per year, paid in equal quarterly installments.  Dr. Zhang received RMB100,000 per year.  Additionally, each of Messrs. Staloff and Rittereiser received options to purchase 30,000 shares of our common stock, expiring on September 25, 2013, at an exercise price of $9.32 per share, with a three year vesting schedule.

Our board has agreed to pay the following annual compensation to our independent directors for 2009.  Mr. Rittereiser is entitled to receive $50,000 in cash per year, paid in equal quarterly installments.  Mr. Staloff is entitled to receive $86,000 in cash per year, paid in equal quarterly installments.  Dr. Zhang is entitled to receive RMB100,000 per year.

The board of directors recognizes that each of our independent directors has made a unique and invaluable contribution to AgFeed and, in recognition of this, in February 2009, the board awarded each of our independent directors a 2009 one-time extraordinary cash bonus.  Mr. Rittereiser received $55,000, Mr. Staloff received $13,000 and Dr. Zhang received $8,000.

Each of the independent directors has abstained from discussions of, and voting on, the setting of his individual compensation.

Shareholder Communications

Our shareholders may communicate directly with the members of the board of directors or individual members by writing directly to it or them, care of Feng Zhou, Corporate Secretary of AgFeed Industries, Inc., at Suite A1001-1002, Tower 16, Hengmao International Center, Nanchang, Jiangxi Province, China 330003.  Shareholders are required to provide appropriate evidence of their stock ownership with any communications. Communications received in writing are distributed to our board or to individual directors as appropriate depending on the facts and circumstances outlined in the communication received.

Procedure for Shareholder Nominations of Directors

Nominations for the election of directors may only be made by the board of directors in consultation with its nominating and corporate governance committee. A shareholder of record may recommend to the committee a candidate for consideration as a nominee. The committee will consider a shareholder nominee only if a shareholder provides written notice to: AgFeed Industries, Inc., Suite A1001-1002, Tower 16, Hengmao International Center, Nanchang, Jiangxi Province, China 330003, Attention:  Corporate Secretary for the Nominating and Corporate Governance Committee, with a copy to our counsel, William W. Uchimoto, Esq., Buchanan, Ingersoll & Rooney PC, 50 S. 16th Street, Suite 3200, Philadelphia, PA 19102-2555.

In order to provide sufficient time to enable the committee to evaluate candidates recommended by shareholders in connection with selecting candidates for nomination in connection with AgFeed's annual meeting of shareholders, the corporate secretary must receive the shareholder’s recommendation not less than sixty (60) days nor more than ninety (90) days prior to the anniversary of the mailing of the proxy statement for the annual meeting of shareholders for the preceding year. Each such notice must include the following information about the candidate:

•	Name;

•	Age;

•	Business and current residence addresses, as well as residence addresses for the past 20 years;

•	Principal occupation or employment and employment history (name and address of employer and job title) for the past 10 years (or such shorter period as the candidate has been in the workforce);

•	Educational background;

•	Permission for AgFeed to conduct a background investigation, including the right to obtain education, employment and credit information;

•	The number of shares of AgFeed common stock beneficially owned by the candidate, if any;

•
The information that would be required to be disclosed by AgFeed about the candidate under the rules of the SEC in a proxy statement soliciting proxies for the election of such candidate as a director (which currently includes information required by Items 401, 404 and 405 of Regulation S-K); and

•	A signed consent of the nominee to serve as a director of AgFeed, if elected.

Nominees properly proposed by eligible shareholders will be evaluated by the committee in the same manner as nominees identified by the committee. To date, no shareholder or group of shareholders has put forth any director nominees.

CORPORATE GOVERNANCE MATTERS

Code of Conduct

We have adopted a code of conduct that applies to our chief executive officer, chief financial officer and all of our other officers, employees and directors, a copy of which may be viewed in the "Management" section of our website located at www.agfeedinc.com/html/investor.asp or obtained by making a written request to Feng Zhou, Corporate Secretary of AgFeed Industries, Inc., at Suite A1001-1002, Tower 16, Hengmao International Center, Nanchang, Jiangxi Province, China 330003.

Transactions with Related Persons

On January 17, 2008, our board authorized and approved the establishment of an AgFeed Advisory Board.  In connection with the establishment of the advisory board, the board entered into a relationship with Mr. Robert Rittereiser pursuant to which the board elected Mr. Rittereiser to serve as chairman of our advisory board.  In recognition of this new relationship, our board granted Mr. Rittereiser an option to purchase up to 25,000 shares of our common stock at an exercise price of $9.31 per share.  The option had a term of five years and vested in three equal annual installments on the first, second and third anniversary of its grant date.  Mr. Rittereiser resigned from the advisory board on December 30, 2008.  Upon his resignation, his option was canceled and forfeited.  Mr. Rittereiser is the brother of our director, Fredric Rittereiser.

Related Party Transaction Approval Policy

It is our policy that the audit committee review and approve in advance all related party transactions that are required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC. If advance approval is not feasible, the audit committee must approve or ratify the transaction at the next scheduled meeting of the committee. Transactions required to be disclosed pursuant to Item 404 include any transaction between AgFeed and any officer, director or certain affiliates of AgFeed that has a value in excess of $120,000. In reviewing related party transactions, the audit committee evaluates all material facts about the transaction, including the nature of the transaction, the benefit provided to AgFeed, whether the transaction is on commercially reasonable terms that would have been available from an unrelated third-party and any other factors necessary to its determination that the transaction is fair to AgFeed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information, as of May 1, 2009, concerning (a) each person that is known to us to be the beneficial owner of more than 5% of AgFeed’s common stock; (b) each of our named executives; (c) each director; and (d) all of the directors and executive officers as a group. Unless otherwise indicated, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares, except to the extent spouses share authority under applicable law. Beneficial ownership is determined in accordance with the rules of the SEC. At the close of business on May 1, 2009, we had 38,093,141 shares of common stock outstanding.  In computing the number and percentage of shares beneficially owned by a person, shares that may be acquired by such person within 60 days of May 1, 2009 are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned (2)

5% Shareholders

JunQing Xiong (3) No. 107 Wulonnang, Floor 4 Zhang Gong Qu Guangzhou, China 341000	4,752,152	11.97%

Enable Capital Management, LLC (4) Enable Growth Partners, L.P. Mitchell S. Levine One Ferry Building Suite 255 San Francisco, CA 94111	3,884,724	9.79

Directors and Named Executives

Songyan Li	1,766,328	4.45

Junhong Xiong (3)	4,036,074	10.17

Liangfan Yan	0	—

Selina Jin	0	—

Gerard Daignault	200	*

Feng Zhou	1,885,674	4.75

Fredric W. Rittereiser (5)	5,433	*

Arnold Staloff (6)	4,333	*

Lixiang Zhang	0	—

All officers and directors as a group (11 persons)	11,469,390	28.89%

*	Less than 1 percent

(1)	Except as otherwise indicated, the address of each beneficial owner is c/o AgFeed, Suite A1001-1002, Tower 16, Hengmao International Center, Nanchang, Jiangxi Province, China 330003.

(2)
Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

(3)
This information is derived from Amendment No. 1 to Schedule 13D filed jointly by Messrs. JunQing Xiong and Junhong Xiong, our chief executive officer, on January 5, 2009.  Mr. JunQing Xiong has sole voting and dispositive power with respect to 716,078 of these shares.  Under the terms of an Irrevocable Proxy, dated December 2, 2008, Mr. Junhong Xiong maintains sole voting and dispositive power with respect to the remaining 4,036,074 shares that were gifted to JunQing Xiong until December 2, 2011.  All 4,752,152 are also the subject of a Lock-Up Agreement with AgFeed that remains in effect until October 6, 2009.

(4)
This information is derived from Schedule 13G filed jointly by Enable Capital Management, LLC, Enable Growth Partners, L.P. and Mitchell S. Levine on January 8, 2009.  2,285,720 shares are beneficially owned by Enable Capital Management by or for the benefit of Enable Growth Partners.  An additional 1,600,004 shares are issuable under warrants that are exercisable within 60 days of May 1, 2009.  Enable Capital Management is the general partner and investment manager of Enable Growth Partners.  Mr. Levine is the managing member and majority owner of Enable Capital Management.  Each of the parties has sole voting and dispositive power with respect to the shares.  However, each of Enable Capital Management and Mr. Levine disclaim beneficial ownership with respect to the shares, except to the extent of its or his pecuniary interests therein.

(5)
Mr. Rittereiser's address is 20 Maple Street, Toms River, NJ 08753 U.S.A.  The shares reported include 2,000 shares held by Mr. Rittereiser's daughter.  Mr. Rittereiser disclaims beneficial ownership of such shares.  The shares reported also include 3,333 shares issuable upon the exercise of currently exercisable options granted to Mr. Rittereiser.

(6)	Mr. Staloff's address is 1605 Mayflower Lane, Cherry Hill, NJ 08003 U.S.A. The shares reported include 3,333 shares issuable upon the exercise of currently exercisable options granted to Mr. Staloff.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires directors, executive officers and persons who are the beneficial owners of more than 10% of our common stock to file reports of their ownership and changes in ownership of our equity securities with the SEC. The reporting persons are required by SEC regulation to furnish us with copies of all Section 16 reports they file. Based on a review of the copies of such forms furnished to us and other written representations that no other reports were required during the year ended December 31, 2008, we believe our directors, executive officers and greater than ten percent beneficial owners timely filed all Section 16(a) reports required during the year, with the following exception:  Liangfan Yan, our former chief financial officer, did not timely file an "Initial Statement of Beneficial Ownership of Securities" on Form 3 when he became an executive officer in October 2006.  Mr. Yan has never held any of our securities and a Form 3 was filed reflecting his status as an executive officer on February 13, 2009. Effective as of April 15, 2009, Mr. Yan is no longer an executive officer of AgFeed.  He remains AgFeed's internal controller.

EXECUTIVE COMPENSATION AND STOCK OPTION INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis (“CD&A”) describes the material elements of compensation paid to our executive officers in 2008 as well as the objectives and material factors underlying our compensation policies and decisions.

The compensation committee (for purposes of this CD&A, the “Committee”) of the board of directors has responsibility for establishing, implementing and monitoring adherence with AgFeed's compensation philosophy. The Committee ensures that the total compensation paid to our “named executives” is fair, reasonable and competitive. Our chairman reviews and revises individual compensation and presents his recommendations to the Committee for its ultimate review and approval.  The chairman participates in Committee meetings to assist the Committee with its understanding of the market in the PRC.  Neither the chairman nor our chief executive officer is involved in decisions relating to their respective compensation.

The information in this CD&A explains how the Committee made its compensation decisions for our named executives in 2008. For 2008, our named executives were: our executive Chairman, Dr. Songyan Li; our Chief Executive Officer and Vice Chairman, Mr. Junhong Xiong; our Chief Financial Officer during all of 2008, Mr. Liangfan Yan; and our next two most highly compensated executive officers - our Chief Operating Officer, Mr. Gerard Daignault and our Financial Controller and Secretary, Mr. Feng Zhou.

Compensation Philosophy and Objectives of Our Executive Compensation Program

We maintain the philosophy that determination of compensation for our executive officers is based on the primary goal of maximizing corporate performance and thereby creating value for you, our shareholders. To achieve this goal we have designed our executive compensation program to achieve the following objectives:

•
Retain and attract qualified executives — The compensation of our executives must be competitive with the organizations with which we compete for talent so that we may attract and retain talented and experienced executives. Our executives have, on average, approximately 20 years of experience in the premix feed and commercial hog production industries.

•
Reward outstanding performance — A significant portion of our executives’ compensation should be subject to corporate performance measures and therefore be “at risk.” Performance-based compensation can vary widely from year to year depending on an executive’s performance and the economic tensions relating to our business.

•
Align compensation with our strategic business objectives — We believe that a component of our executives' compensation should be related to the degree to which we meet or exceed both our short- and long-term strategic business objectives.

•
Align the interests of our executives with those of our shareholders— Equity-based awards can be an effective means of aligning an executive’s financial interests with those of our shareholders by providing value to the executive only if the market price of our stock increases.

2008 Executive Compensation Components

With this in mind, we have created a compensation package designed to reward individual performance based on our short-term and long term performance and how this performance links to our corporate strategy.  The components of our total compensation for executive officers, including our named executives, are as follows:

Rewarding Short-Term Performance

•	Salary - the fixed amount of compensation for performing day-to-day responsibilities.

Base salaries are intended to provide a minimum level of compensation sufficient to attract and retain an effective management team when considered in combination with the performance-based and other components of our executive compensation program. Base salaries for our executive officers are determined not only on the basis of the Committee’s assessment of individual performance, but also on the total compensation paid to persons holding equivalent positions by companies in the PRC engaged in similar businesses.

Salaries are reviewed annually to determine if they are equitably aligned within AgFeed and are at sufficient levels to attract and retain top talent. The Committee believes that any increases in base salary should be based upon a favorable evaluation of individual performance relative to individual goals, the functioning of the executive’s team within the corporate structure, success in furthering the corporate strategy and goals, and individual management skills, responsibilities and anticipated workload.

Mr. Daignault's 2008 salary was determined in negotiations between AgFeed and Mr. Daignault and is a key term of his employment agreement.  His base salary was determined in relation to his significant years of experience and the extent of his knowledge of the hog production business in both the United States and China.

•	Bonus - Cash bonus awards earned for achieving our short-term financial goals and other strategic objectives measured over the year.

We may pay discretionary bonuses to incentivize and reward executives based on our overall performance, as well as on the performance of each executive officer’s area of responsibility or operating group. Measures of performance may be financial or strategic. Financial elements are based on a comparison of our revenues and earnings per share year over year.  Strategic elements may include improvements in operations and contributions to our strategic business objectives.

For 2008, actual bonuses paid to our named executives were determined by the Committee based on its subjective evaluation of each executive's performance with input from Dr. Li.  Based on Dr. Li's evaluation of each executive's performance during the year, together with the Committee's evaluation of each executive's performance, the executive's relative contribution to our overall performance and the executive's response to unplanned or unforeseen events (i.e., the economic downturn, decreases in the cost of hogs and increased in the cost of certain raw materials), the Committee determined the bonus awards to be paid to the executives.  The Committee placed significant emphasis on our financial and strategic performance, the execution and integration of our business acquisitions during the year and the adherence of our executives to our established governance policies.

In determining Dr. Li's and Mr. Xiong's bonus for 2008 performance, the Committee considered its evaluation of their performance which included AgFeed's overall performance, our expansion into the hog production line of business, their overall management of AgFeed and their handling of unexpected challenges.

2008 was a year of significant growth for AgFeed.  The Committee believes that our executive officers executed the company's strategic goals for the year, capitalizing on the synergies of our previously existing line of business, feed production, by expanding into the hog production business beginning at the end of 2007.  This was accomplished through the successful acquisition and integration of 30 producing hog farms, one feed processing plant and the establishment of exclusive relationships with more than 500 independently owned retail distributors, as well as the growth of our existing operations, led by the talents of our executive management.

As a result of AgFeed's internal growth and strategic acquisitions during 2008, our revenues increased $107.5 million year over year and our earnings per share more than doubled.  This growth was effectively managed by our team of seasoned executives, led by Dr. Li and Mr. Xiong, with the financial experience provided by our chief financial officer and financial controller, Messrs. Yan and Zhou, and the hog production expertise of Mr. Daignault.

For 2008 performance, in March 2009, the Committee made the following bonus awards to our named executives: Dr. Li - $60,000; Mr. Xiong - $40,000; Mr. Daignault, $22,500; Mr. Yan, $10,000; and Mr. Zhou, $20,000.

Rewarding Long-Term Performance

Long-Term Equity Incentive Awards - may be granted to retain executives, build executive ownership and align compensation with the achievement of our long-term financial goals, creating shareholder value and achieving strategic objectives as measured over multi-year periods.

Executives are eligible for equity awards in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, and performance grants under the AgFeed Industries, Inc. 2008 Long-Term Incentive Plan. Awards are made at the discretion of the Committee. The number of shares awarded to any individual depends on individual performance, salary level and competitive data, and the impact that such employee’s productivity may make to shareholder value over time. In addition, in determining the number of stock options, stock appreciation rights, restricted shares, restricted stock units or performance shares to grant to each executive, the Committee reviews the current ownership interest of each executive to determine the whether or not an additional grant will incentivize that individual to make a long term commitment to remain with AgFeed. By giving executives an equity interest in AgFeed, the value of which depends upon stock performance, we seek to further align management and shareholder interests. During 2008, with the exception of a stock option awarded Mr. Daignault upon his appointment as our chief operating officer, we determined that it was not necessary to grant equity awards to our named executives because each of them held a number of shares of our common stock sufficient to align their respective interests and commitments with those of our shareholders.

Other Elements of Total Compensation

•
Perquisites and Other Personal Benefits - Historically, we have not provided our named executives with perquisites or other personal benefits because it is not customary to provide such perquisites and personal benefits in the PRC.

•
Retirement Benefits - Currently, we do not provide any company-sponsored retirement benefits or deferred compensation programs to any employee, including the named executives (other than a mandatory state pension scheme in which all of our employees in the PRC participate) because it is not customary to provide such benefits and programs in the PRC.

Tax and Accounting Implications

•
Deductibility of Executive Compensation - Pursuant to Section 162(m) of the Internal Revenue Code, compensation in excess of $1 million paid to named executives is not deductible by us, subject to certain exceptions. The Committee has considered the effect of Section 162(m) of the Code on our executive compensation and we believe that the compensation paid to our executive officers generally is fully deductible for federal income tax purposes.

•
Accounting for Share-Based Compensation - We account for share-based compensation in accordance with the requirements of FASB Statement 123(R). The Committee takes into consideration the tax consequences of compensation to the named executives, but tax considerations are not a significant part of the company’s compensation policy.

Employment and Severance Agreements

With the exception of Mr. Daignault, we did not have any written employment or severance agreements (including any that might pertain to a "change-in-control of AgFeed) with any of our named executives in 2008.  Mr. Daignault's employment agreement provides that he will serve as chief operating officer of AgFeed and its wholly-owned subsidiary, Nanchang Best Animal Husbandry Co., Ltd.  The current term of Mr. Daignault's agreement extends until August 19, 2011.  His initial base salary is $216,000, subject to annual review and possible adjustment.  Mr. Daignault's employment agreement is more fully discussed in the "Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table" and the "Potential Payments Upon Termination or Change-in-Control" sections on pages 21 and 22, respectively, of this document.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with AgFeed's management and, based upon such review and discussion, the compensation committee recommended to our board that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the board of directors:

Fredric Rittereiser, Chairman
Arnold Staloff
Lixiang Zhang

The foregoing Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of AgFeed under the Securities Act of 1933 or the Exchange Act, except to the extent that AgFeed specifically incorporates the Compensation Committee Report by reference therein.

EXECUTIVE OFFICERS

Our executive officers, in addition to Dr. Li and Mr. Xiong, are listed below:

Selina Jin	34
Ms. Jin was appointed our chief financial officer on April 15, 2009. Ms. Jin joined AgFeed as its assistant chief financial officer in June 2008. Prior to joining AgFeed, Ms. Jin was employed as chief financial officer of Changsha Zhan Hong Energy Chemical Co. Ltd. from 2004 to 2006.  From 2003 to 2004, Ms. Jin was assistant chief executive officer at Citia International Ltd. N. Z., Ms. Jin was an assistant professor in the Business School of Central South University from 1997 to 2003. Ms. Jin received her bachelor’s degree in accounting from Hunan University in 1997 and her Master of Business Administration in Finance and Accounting from Shanghai University of Financial and Economics in 2008.  Ms. Jin is a member of the China Association of Chief Financial Officers), the Institute of Management Accountants and the International Financial Management Association.

Gerard Daignault	50
Mr. Daignault has served as our chief operating officer since August 2008.  Prior to joining AgFeed, Mr. Daignault served as founder and managing director of Spectrum Agribusiness LLC from October 2007 until August 2008. Prior to founding Spectrum Agribusiness, Mr. Daignault served as CFO/Director of Finance for PIC North America, Inc. from May 2004 to October 2007 through the acquisition by Genus PLC of Sygen PLC (parent company of PIC North America, Inc.) in December 2005. During his 26+ year career, Mr. Daignault has held a number of financial and managerial positions including 18 years at the CFO level for domestic and international agribusiness, including Purina Mills LLC, PMAG Products (a subsidiary of Tate & Lyle, N.A.), and Newsham Hybrid Genetics. He received a Bachelor’s degree in finance and accounting from the University of Missouri in 1979.

Feng Zhou	40
Mr. Zhou has served as our vice president, financial controller and corporate secretary since our founding in 1995. Prior to 1995, he worked at Guangzhou Huashi Industries for two years as a sales representative. Mr. Zhou received his bachelor degree in Animal Nutrition in 1992 from Jiangxi Agricultural University and upon graduation worked at Shanghai Daying Industry as a technician from July 1992 through October 1993. He obtained his EMBA degree from Tsinghua University in 2004.

Zhengru Xiong	40
Mr. Xiong has served as our Vice President of Technical Operations since our founding in 1995.  He is the current chairman of Jiangxi Province Hog Farm Association. He graduated from Jiangxi Agricultural University in 1992 with a Bachelor's Degree in Animal Farming and from 1992 through 1994 he worked at Jiangxi Agricultural and Technology Company as a section chief. Mr. Xiong has an EMBA degree from Tsinghua University.

Jinfeng Yuan	29
Dr. Yuan has served as our Vice President of Technology since joining AgFeed in 2006.  Dr. Yuan earned a Ph.D. degree in animal genetics from Huazhong Agricultural University and the University of Cambridge. He has studied at the PIC (the international leader in providing genetically superior pig breeding stock) research lab at the University of Cambridge, Tianzhong Breeder Pig Company (one of China's top breeder hog companies) and the World Wildlife Fund (WWF) China.

Yunlin Zheng	40
Mr. Zheng has served as our Vice President of Marketing since February 2007.  From September 2003 to February 2007, he was the general manager of Nanchang Best.  Prior to his appointment as general manager, he held various senior positions including sales manager and deputy general manager of Nanchang Best since our founding in 1995.  Mr. Zhou received his bachelor degree in Animal Nutrition in 1992 from Jiangxi Agricultural University and, upon graduation, taught Animal Nutrition courses in Jiangxi Agricultural University until 1995.  He obtained his EMBA degree from Tsinghua University in 2004.

In addition to our current executive officers listed above, Mr. Liangfan Yan, 55, served as our chief financial officer from 2006 to April 15, 2009. As of April 15, 2009, Mr. Yan became AgFeed's internal controller.  Mr. Yan has almost two decades of accounting and auditing experience.  Prior to joining AgFeed, Mr. Yan served as financial controller for the New Hope Group, China's No. 1 animal nutrition company with almost US$2 billion in annual sales from 2001 to 2006. Prior to New Hope, he was a senior manager at a major accounting firm in Chengdu, China. Mr. Yan is a registered CPA and holds a BA degree in accounting from the Correspondence College of Economics in Beijing.

Summary Compensation Table

The following table shows the compensation of each of our named executives in 2008.

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Option Awards ($)	Total Compensation ($)

Songyan Li	2008	11,600	60,000		71,600
Executive Chairman	2007	20,000	0		20,000

Junhong Xiong	2008	12,700	40,000		52,700
Chief Executive Officer and Vice Chairman	2007	13,000	5,000		18,000

Liangfan Yan (3)	2008	11,000	10,000		21,000
Chief Financial Officer	2007	11,000	5,000		16,000

Gerard Daignault (4)	2008	72,000	22,500	104,754	199,254
Chief Operating Officer

Feng Zhou	2008	11,000	20,000		31,000
Vice President, Financial Controller and Secretary	2007	11,000	5,000		16,000

(1)
The salary for each of the named executives, except Mr. Daignault, was calculated and paid in RMB.  The amounts in the foregoing table represent the US dollar equivalent based on a conversion rate of RMB1 = $0.1466 at December 31, 2008 and RMB1 - $0.137088 at December 31, 2007.

(2)	The bonus amounts awarded to each of our named executives were paid in February 2009 for services rendered to Agfeed during 2008.

(3)
Mr. Yan served as our chief financial officer throughout 2008.  However, it should be noted that, effective April 15, 2009, Mr. Yan is no longer our chief financial officer.  He remains AgFeed's internal controller.

(4)
Mr. Daignault joined AgFeed as its Chief Operating Officer in August 2008.  The salary set forth herein would be $216,000 on an annualized basis.  Mr. Daignault was awarded an option to purchase 100,000 shares of our common stock on September 25, 2008.  The exercise price is $9.32 per share and the option vests over a three year period, with 66,667 shares vesting on the second anniversary of the grant date and 33,333 shares vesting on the third anniversary of the grant date, provided that Mr. Daignault remains employed by AgFeed on the vesting dates. The option is exercisable for five years from the date of grant. The value of the option award is based on the amount recognized for financial statement reporting purposes in 2008 computed in accordance with FAS 123R (disregarding any estimates of forfeitures related to service-based vesting conditions). See Note 8 of the consolidated financial statements in our Annual Report on Form 10-K regarding assumptions underlying the valuation of stock option grants.

Grants of Plan-Based Awards

The following table provides information on stock options granted in 2008 to each of our named executives.

Name	Grant Date	All Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price on Grant Date ($/Sh)	Grant Date Fair Value of Option Awards (1) ($/Sh)
Songyan Li	—	—	—	—	—
Junhong Xiong	—	—	—	—	—
Liangfan Yan	—	—	—	—	—
Gerard Daignault	9/25/2008	100,000	9.32	9.32	5.91
Feng Zhou	—	—	—	—	—

(1)	This column shows the fair value of the stock options as of the grant date computed in accordance with FAS 123R.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.

With the exception of Mr. Daignault, we have no employment agreements with our named executives.  For 2008, the only compensation earned by our named executives, other than Mr. Daignault, was salary and bonus.  In the future, named executives may be eligible to receive other forms of compensation.

Terms of Daignault Employment Agreement.  Nanchang Best Animal Husbandry Co., Ltd., a subsidiary of AgFeed, entered into an employment agreement with Mr. Daignault on August 19, 2008, pursuant to which Mr. Daignault agreed to serve as AgFeed's chief operating officer. The current term of Mr. Daignault’s employment agreement ends on August 19, 2011, and the agreement term automatically renews for successive biennial terms unless terminated in advance of the end of the initial term or any renewal term.

Pursuant to the employment agreement, Mr. Daignault is entitled to the following: (i) an initial base salary of $216,000 per year, (ii) a potential bonus, (iii) two weeks of paid vacation, (iv) reimbursement of pre-approved business expenses and (v) living expenses while traveling in the People's Republic of China. In the event of Mr. Daignault's termination without "cause," or in the event of death or disability or a "constructive termination," we shall pay Mr. Daignault a lump sum severance amount commensurate with the length of his service. Additionally, Mr. Daignault was granted a stock option to acquire 100,000 shares of AgFeed's common stock, par value $0.001 per share, under AgFeed's 2008 Long-Term Incentive Plan which vest in two installments: 66,667 shares vesting on the second anniversary and 33,333 shares vesting on the third anniversary of the date of the grant provided that Mr. Daignault is employed by AgFeed on such vesting dates.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008

The following table sets forth certain information with regard to all unexercised options held by our named executives at December 31, 2008.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options(1) (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Songyan Li	—	—	—	—	—
Junhong Xiong	—	—	—	—	—
Liangfan Yan	—	—	—	—	—
Gerard Daignault	9/25/2008	0	100,000	9.32	9/25/2013
Feng Zhou	—	—	—	—	—

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

During 2008, Mr. Daignault was the only named executive that had a compensation arrangement or agreement with AgFeed that provides for any payment in the event of termination or change-in-control.

In the event of Mr. Daignault's termination without "cause," or in the event of death or disability or a "constructive termination," Mr. Daignault will be entitled to receive a lump sum severance amount equal to:

(i)	$36,000, if such termination or constructive termination occurs on or before August 19, 2009;

(ii)	$60,000, if such termination or constructive termination occurs after August 19, 2009 but on or before August 19, 2010; or

(iii)	$100,000, if such termination or constructive termination occurs after August 19, 2010.

Additionally, in the event of Mr. Daignault's termination without cause, or in the event of death or disability or a constructive termination, the options granted to Mr. Daignault shall vest immediately and may be exercised in full or in part within one (1) year from the date of termination, death or disability, or constructive termination.

In the event that Mr. Daignault voluntarily terminates his employment or AgFeed terminates his employment for "cause" he shall not be entitled to any severance payment.  The effect of any other termination on options granted to Mr. Daignault shall be the immediate cancellation and forfeiture of any unexercised portion of the option (whether or not vested).

"Cause" has been defined to mean (1) a refusal, failure, or inability to perform any reasonable assigned duties; (2) a material breach or violation of the employment agreement; (3) conduct by Mr. Daignault that constitutes gross negligence or wilful misconduct; (4) material failure to follow AgFeed's policies, directives, or orders applicable to AgFeed employees holding comparable positions; (5) intentional destruction or theft of AgFeed property or falsifications of AgFeed documents; (6) conviction of a felony or any crime involving moral turpitude or a misdemeanor where imprisonment in excess of fifteen (15) days is imposed; or (7) violation of AgFeed's code of conduct.

"Constructive termination" has been defined to mean: (1) material reduction of the scope of Mr. Daignault's duties for forty (40) consecutive "business days," (2) a material reduction in Mr. Daignault base salary, or (3) the continued assignment to Mr. Daignault of any duties materially inconsistent with the level of his position; provided that none of the foregoing events shall be deemed to result in a constructive termination if Mr. Daignault consents to such events or if such events are the result of actions of AgFeed or its board of directors that are applicable to all of our officers.

A "business day" has been defined to mean any day other than a Saturday, Sunday or legal holiday, or a day on which commercial banks in Beijing, China are authorized or required by law to close.

Based on the foregoing analysis, in the event that Mr. Daignault's employment terminated as of December 31, 2008 without cause, or in the event of his death, disability or a constructive termination, Mr. Daignault or his estate would have been entitled to received a severance payment of $36,000 and his option to acquire 100,000 shares of AgFeed common stock would have vested.  This option would remain exercisable until December 31, 2009.

In the event Mr. Daignault's employment terminated as of December 31, 2008 for any other reason, no severance payments would be made and Mr. Daignault's unvested option would have been canceled and forfeited.  In the event that the employment of any of our other named executives was terminated for any reason as of December 31, 2008, no severance payments would be made to them.

PROPOSAL NUMBER ONE
ELECTION OF DIRECTORS

Our charter documents require our entire board of directors to be elected annually. Our board has designated the five individuals listed below as candidates for election. None of the nominees has a family relationship with the other nominees, any existing director or any executive officer of our company.  Each is currently serving as a director. Unless otherwise specified in the proxy card, the proxies solicited by the board will be voted “FOR” the election of these candidates.

Songyan Li
Fredric Rittereiser
Arnold Staloff
Junhong Xiong
Lixiang Zhang

You may find additional information about each of the nominees under the heading "Information About Our board of directors," beginning on page 4 of this document.  In case any of these candidates becomes unavailable to stand for election to the board, an event that is not anticipated, the proxy holders will have full discretion and authority to vote or refrain from voting for any substitute nominee in accordance with their judgment.

The terms of directors elected at the annual meeting expire at the 2010 annual meeting or as soon thereafter as their successors are duly elected and qualified. The board has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if elected.

Directors are elected by a plurality vote of shares present at the meeting, meaning that the nominee with the most affirmative votes for a particular seat is elected for that seat. If you do not vote for a particular nominee, or if you withhold authority to vote for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee.

The board of directors unanimously recommends that you vote
“FOR” the election of each nominee listed above.

Director Qualification Standards

Our nominating and corporate governance committee has created a set of criteria to assist them in identifying, evaluating and recommending candidates to become members of our board of directors.  The goal of these guidelines is to create a balance of knowledge and experience that serve the long-term interests of AgFeed and our shareholders.  The committee considers and evaluates each director-candidate based upon its assessment of the following criteria:

•	Whether the candidate is independent pursuant to the requirements of the Nasdaq Stock Market LLC.

•	Whether the candidate is accomplished in his or her field and has a reputation, both personal and professional, that is consistent with AgFeed's image and reputation.

•
Whether the candidate has the ability to read and understand basic financial statements.  The committee will also determine if a candidate satisfies the criteria for being an “audit committee financial expert,” as defined by the SEC.

•	Whether the candidate has relevant experience and expertise and would be able to provide insights and practical wisdom based upon that experience and expertise.

•	Whether the candidate has knowledge of AgFeed and issues affecting it.

•	Whether the candidate is committed to enhancing shareholder value.

•	Whether the candidate fully understands, or has the capacity to fully understand, the legal responsibilities of a director and the governance processes of a public company.

•	Whether the candidate is of high moral and ethical character and would be willing to apply sound, objective and independent business judgment, and to assume broad fiduciary responsibility.

•	Whether the candidate has, and would be willing to commit, the required hours necessary to discharge the duties of board membership.

•	Whether the candidate has any prohibitive interlocking relationships or conflicts of interest.

•	Whether the candidate is able to develop a good working relationship with other board members and contribute to the board’s working relationship with our senior management.

•	Whether the candidate is able to suggest business opportunities to AgFeed.

PROPOSAL NUMBER TWO
APPROVAL OF THE DECEMBER 2008 FINANCING

We are seeking shareholder approval of the sale and issuance in December 2008 to certain institutional investors of 5,000,006 shares of our common stock and warrants to purchase 3,500,004 shares of our common stock to avoid the delisting of our shares from the Nasdaq Global Market.

As a company with shares listed on Nasdaq's Global Market, we are subject to Nasdaq's Marketplace Rules. Marketplace Rule 5635(d)(2) (which superceded Marketplace Rule 4350(i)(1)(D)(ii) as of April 13, 2009) requires shareholder approval for the issuance of securities representing 20% or more of a listed company's outstanding securities for a price less than the greater of market price or book value in a transaction which is not a public offering.

Following the completion of the December 2008 Financing, Nasdaq's staff determined that the transaction violated Nasdaq's shareholder approval requirements and provided us with an extension until June 12, 2009 to obtain shareholder approval. The staff also advised us that if we do not satisfy those requirements, the staff will notify us that our shares will be delisted from the Nasdaq Global Market, subject to our right to appeal the staff's determination to a Listing Qualifications Panel.

IF SHAREHOLDERS DO NOT APPROVE THE DECEMBER 2008 FINANCING, OUR SHARES MAY BE DELISTED FROM THE NASDAQ GLOBAL MARKET. THIS WOULD RESULT IN A LESS LIQUID TRADING MARKET FOR OUR SECURITIES AND COULD ADVERSELY AFFECT OUR FUTURE EFFORTS TO RAISE ADDITIONAL CAPITAL.

The December 2008 Financing

We entered into the Purchase Agreement with Hudson Bay Overseas Fund Ltd., Hudson Bay Fund L.P., Cranshire Capital L.P. and Enable Growth Partners, L.P. (collectively, the "investors") in connection with a registered offering of securities providing for the issuance of 5,000,006 Units, each consisting of one share of our common stock and a warrant to purchase seven-tenths of one share of our common stock for aggregate gross proceeds of $8,750,010.25, or $1.75 per Unit.

The purchase price for the Units was established through negotiations with the investors.  The 5,000,006 shares of common stock were sold at a discount to market price, but only represented approximately 15.2% of our outstanding common stock prior to the sale, well below the 20% limit of Marketplace Rule 5635(d)(2). However, the 3,500,004 shares of our common stock issuable upon exercise of the warrants represented approximately 10.6% of our common stock prior to the sale.  While the exercise price of the warrants was set at $2.50 to be greater than the market price of our common stock at the time of the sale in compliance with Marketplace Rule 5635(d)(1), that exercise price was inadvertently set at less than the $3.29 book value of our shares, as reflected in the financial statements included in our Form 10-Q Quarterly Report for the third quarter ended September 30, 2008.

Registration of the Securities

The securities for the registered offering were issued pursuant to a prospectus supplement we filed with the SEC on December 31, 2008, in connection with a shelf takedown from our Registration Statement on Form S-3 (File No. 333-144386) which was declared effective by the SEC on January 11, 2008.  Under the Registration Statement, we were authorized to sell and issue, from time to time, shares, and warrants to purchase shares, of our common stock for an aggregate offering value of up to $75 million.  Prior to the December 2008 Financing, we had sold and issued an aggregate of 4,392,274 shares for an aggregate purchase price of $57.2 million.

Description of the Purchase Agreement

The following description of the Purchase Agreement is summary in nature and is qualified in its entirety by reference to the full text of the Purchase Agreement which was filed as an exhibit to the Current Report on Form 8-K we filed with the Securities and Exchange Commission on January 2, 2009.

Pursuant to the terms of the Purchase Agreement, dated as of December 28, 2008, we agreed to sell to the investors, and the investors agreed to purchase, an aggregate of 5,000,006 Units, each consisting of one share of our common stock and a warrant to purchase seven-tenths of one share of our common stock at an exercise price of $2.50 per share.

Representations and Warranties

The Purchase Agreement contains representations and warranties by AgFeed relating to its subsidiaries, AgFeed's organization and qualification, the authorization and enforceability of the Purchase Agreement, the issuance of the common stock and warrants, its SEC reports and financial statements, regulatory compliance, and other matters that are customary for registered offerings of this type.

Termination of Obligations to Effect Closing

The Purchase Agreement could have been terminated by any investor, as to its obligations only and without any effect whatsoever on the obligations of the other investors, if the closing was not consummated on or before January 6, 2009.  The closing occurred on December 31, 2008.

Closing Conditions

Unless waived, the obligations of the parties to the Purchase Agreement are conditioned upon:

•	delivery of the executed Purchase Agreement by both parties;

•
AgFeed's issuance of irrevocable instructions to its transfer agent to deliver the issued shares to the Depository Trust Company Deposit Withdrawal Agent Commission System and AgFeed's delivery of the warrants;

•	AgFeed's delivery of the prospectus, a prospectus supplement, and an opinion of AgFeed's counsel;

•	the investor's payment of the purchase price for the Units;

•	the representations and warranties of the respective parties being true and correct in all material respects at or on the closing date;

•	all obligations of the parties required to be performed prior to the closing having been performed;

•	there having been no material adverse effect with respect to AgFeed; and

•	there not having occurred a suspension of trading in AgFeed's securities or other specified adverse market developments.

Covenants

The Purchase Agreement contains the following obligations of AgFeed:

•
the obligation to issue shares of common stock upon exercise of the warrants free of all legends, to notify the holders of the warrants if the registration statement for the sale of such shares is no longer effective, and the obligation to use AgFeed's best efforts to keep the registration statement effective;

•	the obligation to file all reports required under the Exchange Act;

•
the obligation not to offer or sell any security that would be integrated with the offer and sale of the common stock and warrants requiring shareholder approval under Nasdaq's rules without obtaining such shareholder approval;

•
the obligation to file a Current Report on Form 8-K disclosing the material terms of the transactions under the Purchase Agreement and restrictions on certain disclosures without the consent of the other parties, other than disclosures required by federal securities laws or listing requirements;

•	the obligation not to claim that any of the Investors is an acquiring person under any control share acquisition or rights plan or arrangement;

•	the obligation not to disclose to any Investor material non-public information without having a written confidentiality agreement in effect;

•	the obligation not to use the proceeds of the transaction to satisfy debt, redeem stock, or settle litigation;

•
the obligation to indemnify the Investors and their related parties for certain losses arising from the breach of AgFeed's representations, warranties, or covenants in the Purchase Agreement or any action instituted against an Investor or its affiliates with respect to the transactions under the Purchase Agreement;

•	the obligation to reserve sufficient shares of common stock for issuance upon exercise of the warrants;

•	the obligation to use AgFeed's best efforts to maintain the listing of its common stock on Nasdaq;

•
the obligation not to provide any consideration to any person to amend or waive compliance with the transaction documents unless the same consideration is offered to all parties to the transaction documents;

•
except in the case of certain exempt issuances (involving issuances under stock option plans, upon exercise of outstanding warrants or options, or issuances in acquisitions or other strategic transactions), the obligation to not issue, agree to issue, or announce the issuance or proposed issuance of common stock or common stock equivalents during the 30 day period following the closing;

•
the obligation not to enter into a variable rate transaction (generally involving a price that is based upon or varies with the trading price of securities or that is reset based upon a contingency or the trading price of securities) or an equity line of credit; and

•
the obligation not to enter into a reverse or forward stock split or reclassification of common stock, except for a reverse split required to maintain a minimum bid price for continued listing purposes.

Description of our Common Stock

The following description of our common stock summarizes general terms and provisions that apply to our common stock, including the shares issued in the December 2008 Financing.  There are no differences between the shares of common stock that were issued in the December 2008 Financing and the other outstanding shares or our common stock.  The summary is subject to and qualified in its entirety by reference to our articles of incorporation and our bylaws, which have been filed with the SEC as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2008 and are incorporated by reference into this document.

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of our common stock are entitled to receive proportionately any dividends if and when such dividends are declared by our board of directors.. Upon the liquidation, dissolution or winding up of our company, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Description of the Warrants

The following description of the warrants is summary in nature and is qualified in its entirety by reference to the full text of the form of warrant which was filed as an exhibit to the Current Report on Form 8-K we filed with the Securities and Exchange Commission on January 2, 2009.

Each warrant entitles the holder to purchase, at an exercise price of $2.50, one share of our common stock. Each warrant is exercisable in whole or in part during the period beginning on June 30, 2009 and ending on June 30, 2014.

The warrants are generally exercisable by the holder, in whole or in part, by delivering to us a notice of exercise (unless a holder's warrants have been exercised in full, in which case the warrants must be surrendered) and payment by the holder of the aggregate exercise price in cash, or, in limited circumstances, by effecting a cashless exercise. Upon any exercise of the warrants, we are required to have our transfer agent credit to the account of the holder's prime broker with the Depositary Trust Company through its Deposit Withdrawal Agent Commission system if we are then a participant in such system or otherwise deliver a physical certificate, in each case for the shares purchased within three trading days after proper exercise. The shares of common stock purchased by the holder upon exercise of the warrant will be deemed to have been issued as of the date we receive payment of the exercise price (or the date of cashless exercise, if permitted).

The terms of the warrants prohibit exercise of the warrants to the extent that exercise of the warrants would result in the holder, together with its affiliates, beneficially owning in excess of 4.9% (9.9% in the case of certain holders) of our outstanding shares of common stock. For purpose of calculating such beneficial ownership limitation, the shares of common stock being issued upon exercise of the warrants are included, but the remaining unexercised shares are excluded as well as the shares of common stock issuable upon the exercise or conversion of other securities of AgFeed that have similar limitations on their exercise. This calculation and the determination of how it limits the exercise of the warrants is to be made in the sole discretion of the holder. The holders of our common stock are third party beneficiaries of this limitation and we cannot waive this limitation without the consent of the holders of a majority of our outstanding common stock.

The exercise price payable and the number of shares issuable upon exercise of a warrant will generally be adjusted in the event we:

•	pay a stock dividend or otherwise make a distribution on the shares of our common stock;

•	subdivide or combine the outstanding shares of our common stock;

•	issue shares of capital stock in reclassification of our common stock.

The exercise price payable upon exercise of a warrant is also subject to adjustment if we issue rights, options, warrants, evidences of indebtedness or other assets to all holders of our common stock.

In the event of certain "fundamental transactions" specified in the warrant, the holders of the warrants will have the right to receive, upon subsequent exercise of the warrants, the shares of stock of an acquiring corporation and other consideration received by the holders of our common stock in such fundamental transaction. In the event of a fundamental transaction that (1) is an all cash transaction, (2) is a "Rule 13e-3 transaction", or (3) is with a acquiring corporation which does not have securities listed on a national securities exchange, the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market, a holder of the warrants will have the option to require the warrants to be repurchased for an amount of cash equal to the "Black Scholes Value" of the unexercised portion of such warrants as of the date of such "fundamental transaction."

Except as described above, a holder of a warrant will not have any of the rights of a holder of common stock before the common stock is purchased upon exercise of the warrant. Therefore, before a warrant is exercised, the holder of the warrant will not be entitled to receive any dividend payments or exercise any voting or other rights associated with the shares of common stock which may be purchased when the warrant is exercised.

The warrants are transferable upon surrender of the warrant, together with a duly executed written assignment in the form attached to the warrant.

The terms of the Purchase Agreement and the warrants are complex. The description of those documents contained in this proxy statement contains a summary of all of the material terms of the Purchase Agreement and warrants and is qualified by reference to the actual forms of the Purchase Agreement and warrant, both of which were filed as exhibits to the Current Report on Form 8-K we filed with the Securities and Exchange Commission on January 2, 2009. Shareholders desiring a more complete understanding of the terms of the Purchase Agreement and the warrants and the December 2008 Financing are urged to read those documents.

Reasons for the December 2008 Financing

In the latter part of 2008, we developed a strategic plan providing for investment to: (i) develop and implement advanced management and process systems; (ii) implement a science-based set of genetic programs to increase throughput and birthing rates; and (iii) expand our marketing activities for our premix business products through the "BEST" brand label.

We concluded that these investment activities would require additional external funding. Taking into account the trading price of our common stock, the general state of the capital markets at the end of 2008 and our limited access to a variety of capital sources, we determined that a registered offering of shares of our common stock and warrants under our existing "shelf" registration statement to institutional investors was the best means to obtain this external funding. We also believed that the terms and conditions of the December 2008 Financing were fair and reasonable and that the contemplated transaction could be consummated in a timely manner. We therefore determined to pursue the December 2008 Financing. The board of directors authorized the issuance of the Units and, upon satisfaction of conditions to closing, the December 2008 Financing was consummated on December 31, 2008.

Nasdaq Determination Letter

Following completion of the December 2008 Financing and discussions with Nasdaq's staff over the inadvertent setting of the exercise price of the warrants at less than the book value of our shares, we agreed to seek shareholder approval of the December 2008 Financing at this meeting. By a letter dated February 27, 2009 and supplemented by a letter dated March 19, 2009, we also agreed to not effect exercises of the warrants at an exercise price less than $3.29 per share prior to receiving shareholder approval for the December 2008 Financing.

On April 13, 2009, we received a letter from the Listing Qualifications Department of Nasdaq (the "Staff Determination Letter") advising the us that the December 2008 Financing violated the shareholder approval requirement of Marketplace Rule 5635(d)(2) and providing us with an extension until June 12, 2009 to establish our compliance with that requirement.

While the exercise price of the warrants was set at $2.50 to be greater than the market price of our common stock at the time of the sale in compliance with Marketplace Rule 5635(d)(1), that exercise price was inadvertently set at less than the $3.29 book value of our shares, as reflected in the financial statements included in our Form 10-Q Quarterly Report for the third quarter ended September 30, 2008.

Effect of Failure to Obtain Shareholder Approval

If shareholders do not approve the December 2008 Financing, the shares of common stock will remain duly and issued and outstanding and the warrants will remain obligations of AgFeed.  Shareholder approval was not required for the issuance of the common stock and warrants under the Nevada Business Corporation Act.

However, in the event that shareholders do not approve the December 2008 Financing on or before June 12, 2009, we will not have satisfied the requirements of the Staff Determination Letter, and, pursuant to that letter, we expect the Nasdaq staff would notify us that our shares will be delisted from the Nasdaq Global Market.  If that were to happen, we would have the right to appeal the delisting to a Listing Qualifications Panel at Nasdaq.

The delisting of our shares from the Nasdaq Global Market could have an adverse effect on our business by making it more difficult to raise capital in the future. It would also result in a less liquid trading market for our shares and could result in a lower trading price for our outstanding shares.

Vote Required for Approval

The affirmative vote of a majority of the votes cast on this proposal is required to approve the December 2008 Financing.  Members of AgFeed's management having the right to vote 11,460,024 shares of the Company's common stock (representing approximately 30% of the shares eligible to vote at this meeting) have agreed to vote in favor of this proposal.

Any shares purchased in the December 2008 Financing which are voted on this proposal by an investor in the December 2008 Financing will not be considered as votes cast on that proposal.

Our Board of Directors has determined that it is in the best interests of AgFeed and our shareholders to approve the proposal approving the issuance of the securities in the December 2008 Financing.  Accordingly, our Board of Directors unanimously recommends that you vote "FOR" Proposal Two.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The firm of Goldman Parks Kurland Mohidin LLP has been selected by the audit committee of our board as the independent registered certified public accounting firm to audit the books and accounts of our company and its subsidiaries for the fiscal year ending December 31, 2008. This firm has served as independent public accountants for our company since 2006. A representative of Goldman Parks Kurland Mohidin LLP is not expected to be present at the annual meeting.

The following table sets forth fees billed to us by Goldman Parks Kurland Mohidin LLP for professional services rendered for 2008 and 2007:

	2008	2007
Audit Fees (including 404 audit fees for 2008)	$304,000	$165,000
Audit-Related Fees	$10,000	$5,800

Total	$314,000	$170,800

Audit Fees. This category includes the aggregate fees billed for professional services rendered for the audits of our consolidated financial statements for fiscal years 2008 and 2007, respectively, for the reviews of the financial statements included in our quarterly reports on Form 10-Q and for services that are normally provided by Goldman Parks Kurland Mohidin LLP in connection with statutory and regulatory filings or engagements for the relevant fiscal year.

Audit-Related Fees. This category includes the aggregate fees billed during the period for fiscal years 2008 and 2007, respectively, for assurance and related services by Goldman Parks Kurland Mohidin LLP that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under “Audit Fees,” and generally consist of fees for due diligence accounting consultation with respect to our registration statements and agreed-upon procedure reports.

The audit committee has considered the compatibility of the non-audit services performed by and fees paid to Goldman Parks Kurland Mohidin LLP in fiscal year 2008 and has determined that such services and fees were compatible with the independence of the accountants. During fiscal year 2008, Goldman Parks Kurland Mohidin LLP did not utilize any personnel in connection with the audit other than its full-time, permanent employees.

Policy for Approval of Audit and Non-audit Services. The audit committee has adopted an approval policy regarding the approval of audit and non-audit services provided by the independent accountants, which approval policy describes the procedures and the conditions pursuant to which the audit committee may grant general pre-approval for services proposed to be performed by our independent accountants. All services provided by our independent accountants, both audit and non-audit, must be pre-approved by the audit committee. Our audit committee has delegated to the chairman of the audit committee the authority to grant pre-approvals of non-audit services provided by Goldman Parks Kurland Mohidin LLP. The decisions of the chairman of the audit committee to pre-approve such a service are required to be reported to the audit committee at its next regularly scheduled meeting.

In determining whether to approve a particular audit or permitted non-audit service, the audit committee will consider, among other things, whether such service is consistent with maintaining the independence of the independent accountant. The audit committee will also consider whether the independent accountant is best positioned to provide the most effective and efficient service to our company and whether the service might be expected to enhance our ability to manage or control risk or improve audit quality.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The audit committee has reviewed and discussed with management of AgFeed and Goldman Parks Kurland Mohidin LLP, AgFeed's independent registered public accounting firm, the audited financial statements of AgFeed as of and for the year ended December 31, 2008, including the year ended December 31, 2007, and the year ended December 31, 2006 (the “Audited Financial Statements”). In addition, we have discussed with Goldman Parks Kurland Mohidin LLP the matters required to be discussed by Statement on Auditing Standards No. 114 effective December 15, 2006 ("Communication with Audit Committees").

The audit committee also has received the written disclosures and the letter from Goldman Parks Kurland Mohidin LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with that firm its independence from AgFeed and its subsidiaries. The audit committee also discussed with AgFeed's management and Goldman Parks Kurland Mohidin LLP such other matters and received such assurances from them as we deemed appropriate.

Management is responsible for the internal controls and the financial reporting process of AgFeed and its subsidiaries. Goldman Parks Kurland Mohidin LLP is responsible for performing an independent audit of AgFeed’s financial statements and of its internal control over financial reporting in accordance with generally accepted auditing standards and issuing a report thereon. The audit committee’s responsibility is to monitor and oversee these processes.

Based on the foregoing review and discussions with management and a review of the report of Goldman Parks Kurland Mohidin LLP with respect to the Audited Financial Statements, and relying thereon, the audit committee has recommended to the board the inclusion of the Audited Financial Statements in AgFeed's Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

By the Audit Committee of the board of directors:

Arnold Staloff, Chairman
Fredric Rittereiser
Lixiang Zhang

The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of AgFeed under the Securities Act of 1933 or the Exchange Act, except to the extent that AgFeed specifically incorporates the Audit Committee Report by reference therein.

GENERAL INFORMATION

Shareholder Proposals

In order for a proposal by a shareholder to be included in the proxy statement and proxy for the 2010 annual meeting, we must receive such proposal at our principal executive office, to the attention of Feng Zhou, Corporate Secretary of AgFeed Industries, Inc., at Suite A1001-1002, Tower 16, Hengmao International Center, Nanchang, Jiangxi Province, China 330003 no later than December 31, 2009 (which is not more than 120 days prior to the anniversary of the mailing date of this proxy statement), assuming that the date of the annual meeting to be held in 2010 is not changed by more than 30 days from the date of this annual meeting. In such event, we will provide notice of the date by which such proposals must be received in order to be included. Our determination of whether we will oppose inclusion of any proposal in its proxy statement and proxy will be made on a case-by-case basis in accordance with our judgment and the rules and regulations promulgated by the SEC.

With respect to shareholder recommendations of a candidate for election to the board of directors, in order to provide sufficient time to enable the nominating and corporate governance committee to evaluate the candidate in connection with selecting candidates for nomination in connection with our 2010 annual meeting of shareholders, the corporate secretary must receive the shareholder’s recommendation not later than March 1, 2010 nor earlier than January 31, 2010 (which is not less than 60 nor more than 90 days prior to the anniversary of the mailing of this proxy statement).

Any shareholder who intends to present a proposal at the 2010 annual meeting without requesting that we include such proposal in our proxy statement should be aware that he or she must notify us at our principal executive office, attention corporate secretary, not later than March 16, 2010 (which is 45 days prior to the anniversary of the mailing date of this proxy statement) of the intention to present the proposal. Otherwise, we may exercise discretionary voting with respect to such shareholder proposal pursuant to authority conferred by proxies to be solicited by our board and delivered in connection with the meeting.

As of the date of this proxy statement, the board is not aware of any matters to come before the annual meeting other than those set forth on the notice accompanying this proxy statement. If any other matters come before the annual meeting, the proxy card, if executed and returned, gives discretionary voting authority to the persons named as proxy holders, Junhong Xiong and Gerard Daignault, our chief executive officer and chief operating officer, respectively, with respect to such matters.

Additional Information

Nevada General Corporation Law, which governs AgFeed, does not provide for either appraisal rights or dissenter rights in connection with the passage of either Proposal One, Election of Directors, or Proposal Two, Approval of the December 2008 Financing.

Beginning on May 15, 2009, a list of holders of record of our common stock as of the record date will be available at our principal executive office during ordinary business hours for examination by any shareholder holding any of our common stock on the record date for any purpose germane to the annual meeting.

We will pay the cost of preparing, assembling and mailing the notice of annual meeting, this proxy statement, the enclosed proxy card, our annual report on Form 10-K for the year ended December 31, 2008.  We will also pay the costs of the solicitation of proxies for the annual meeting. We have retained Morrow & Co., LLC, a professional proxy solicitation firm, to assist in the solicitation of proxies. It is currently expected that the cost of this solicitation will be approximately $7,500, plus reimbursements for expenses.

Our directors, officers and other regular employees may solicit proxies. None of them will receive any additional compensation for such solicitation. People soliciting proxies may contact you in person, by telephone, via e-mail or by facsimile. We will pay brokers or other persons holding stock in their names or the names of their nominees for their reasonable and customary expenses of forwarding soliciting material to their principals.

We will, upon the written request of any person who is a beneficial owner of our common stock on the record date, furnish without charge a copy of our annual report on Form 10-K for the year ended December 31, 2008, together with the accompanying financial statements. We will also furnish a copy of the exhibits to the annual report, if requested. Such requests should contain a representation that the person requesting this material was a beneficial owner of our common stock on the record date and be sent to the corporate secretary of our company at the address indicated on the first page of this proxy statement.

By Order Of The Board Of Directors

Feng Zhou
Vice President and Corporate Secretary

Nanchang City, China
May 4, 2009

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Philadelphia, PA 19102

Detailed driving directions may be found at www.bipc.com/offices.php?OfficeID=7&page=directions

50 S. 16th Street is located on west side of South 16th Street between Chestnut and Ranstead Streets and the entrance is identified as "North Lobby."

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PROXY FOR ANNUAL MEETING OF SHAREHOLDERS OF AGFEED INDUSTRIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AGFEED INDUSTRIES, INC.
FOR THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 11, 2009 AT 10:00 AM

Two Liberty Place, 50 S. 16th Street, Suite 3200, Philadelphia, PA 19102

The undersigned shareholder of AgFeed Industries, Inc. (the "Company") hereby constitutes and appoints Junhong Xiong, Chief Executive Officer of the Company, and Gerard Daignault, Chief Operating Officer of the Company, and each of them, the proxies of the undersigned, with power to act without the other and with full power of substitution, to attend and represent the undersigned at the Annual Meeting of Shareholders of the Company to be held at the offices of Buchanan Ingersoll & Rooney PC, located at Two Liberty Place, 50 S. 16th Street, Suite 3200, Philadelphia, PA 19102, on Thursday, June 11, 2009, at 10:00 a.m. Eastern Daylight Time, and at any adjournment or postponement thereof, and to vote all of such shares that the undersigned is entitled to vote at such Annual Meeting or at any adjournment or postponement thereof, as stated on the reverse side.

1.	Proposal One - Election of Directors

The Board of Directors unanimously recommends a vote FOR all director nominees

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT To withhold authority to vote for any individual nominee(s), mark this box with an X and the numbered box to the left from the numbered list of nominees
☐	(01) Junhong Xiong	☐	(02) Songyan Li
☐	(03) Lixiang Zhang	☐	(04) Fredric W. Rittereiser
☐	(05) Arnold Staloff

2.	Proposal Two -	To approve the issuance of 5,000,006 shares of common stock and warrants to acquire 3,500,004 shares of commons stock previously issued to certain investors (the "December 2008 Financing").

The Board of Directors unanimously recommends a vote FOR Proposal Two

To approve the December 2008 Financing	☐ FOR	☐ AGAINST	☐ ABSTAIN

The signing shareholder hereby acknowledges receipt of the Notice of Annual Meeting and proxy statement and hereby revokes any proxy or proxies heretofore given.  This proxy may be revoked at any time prior to the Annual Meeting.  If you received more than one proxy card, please date, sign and return all cards in the accompanying envelope.

THIS PROXY WILL BE VOTED BY THE PROXIES AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSALS ONE AND TWO AND IN ACCORDANCE WITH THEIR BEST JUDGMENT UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Signature	Date

Signature	Date

NOTE: Please sign exactly as name appears on this proxy. If joint owners, EACH should sign this proxy. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give your FULL title as such and the name of such trust, corporation or other organization.